                                                                     EXHIBIT 2.2

                     AGREEMENT AND PLAN OF REORGANIZATION


                          among GOODNOISE CORPORATION,

                                GNA CORPORATION,

                    NORDIC ENTERTAINMENT WORLDWIDE, INC. and

          certain SHAREHOLDERS of NORDIC ENTERTAINMENT WORLDWIDE, INC.



                                October 8, 1998

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into this 8th day of October 1998, by and among GoodNoise Corporation, a Florida corporation ("GoodNoise"), GNA Corporation, a Delaware corporation and wholly-owned subsidiary of GoodNoise ("Sub"), Nordic Entertainment Worldwide, Inc., a California corporation ("Nordic") and certain shareholders of Nordic (the "Shareholders").

                                    RECITALS

      A. The parties intend that, subject to the terms and conditions hereinafter set forth, Sub shall be merged with and into Nordic, with Nordic the surviving corporation (the "Merger"), pursuant to Agreement of Merger substantially in the form attached hereto as Exhibit A (the "Agreement of
                                             ---------
Merger") and the applicable provisions of the laws of the State of California and Delaware. Upon the Merger, the Shareholders shall be entitled to receive shares of GoodNoise common stock, par value $0.01 per share, at the exchange ratio set forth herein.

      B. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.


                                   AGREEMENT

     NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, the parties agree as follows:

     1.  Definitions.

         1.1 "Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

         1.2 "Average Closing Stock Price" shall mean the closing or last trade price for GoodNoise Common Stock for the seven consecutive trading days immediately preceding, but not including, the date immediately prior to the date of the Closing.

         1.3 "California Law" shall mean the California General Corporation Law, as amended.

         1.4  "Closing" and "Closing Date" shall have the meanings set forth in
Section 2.4.

         1.5  "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.6  "Commission" shall mean the Securities and Exchange Commission.

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         1.7  "Confidential Information" shall mean that information of a party
("Disclosing Party") which is disclosed to another party ("Receiving Party") pursuant to this Agreement. Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans and business information. Confidential Information shall not include any information which a recipient can document: (a) was in the public domain at or subsequent to the time such information was communicated to such recipient by the other party through no fault of such recipient, (b) was rightfully in such recipient's possession free of any obligation of confidence at or subsequent to the time such information was communicated to such recipient by the other party, (c) was developed by employees or agents of such recipient independently of and without reference to any information communicated to such recipient by the other party, or (d) was communicated by the other party to an unaffiliated third party free of any obligation of confidence.

         1.8 "Contaminant" shall mean, without limitation, any pollutants, residues, infectious materials, flammable, dangerous, toxic or hazardous substances, hazardous materials or waste of any description whatsoever, except for non-hazardous waste of the kind generated in the normal course of operations, including any of the foregoing as defined in or regulated under any Environmental Law, including but not limited to polychlorinated biphenyls, asbestos or asbestos containing materials, petroleum and petroleum containing materials.

         1.9 "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

         1.10 "Dissenting Shares" shall mean any Nordic Shares held by persons who have not voted such shares for approval of the Merger and with respect to which such persons have become entitled to exercise dissenter's rights in accordance with the California General Corporation Law.

         1.11 "Effective Time" shall mean the time the Merger becomes effective as defined in Section 2.5.

         1.12 "Nordic Shares" shall mean the shares of Nordic common stock, no par value, issued and outstanding at the Effective Time.

         1.13 "Entity" shall mean corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         1.14 "Environmental Activity" shall mean, without limitation, any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, recycling, stabilization, disposition, handling or transportation or its


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affirmative or accidental release into the natural environment including movement through or in the air, soil, subsoil, surface water or groundwater or any other activity, event or circumstance which is subject to any of the Environmental Laws including but not limited to noise, vibration, odor or similar nuisance.

         1.15 "Exchange Ratio" shall mean that for each outstanding share of Nordic common stock, such share will be converted into the right to receive that number of shares of GoodNoise Common Stock and that amount of cash as is determined in accordance with Section 2.2 hereof.

         1.16 "Environmental Laws" shall mean laws relating to the environment or any Environmental Activity.

         1.17 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

         1.18 "GoodNoise Shares" shall mean the aggregate number of shares of GoodNoise common stock, par value $0.01 per share, issued in accordance with
Section 2.2.

         1.19 "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court or other tribunal).

         1.20 "Indemnification Period" shall mean the period commencing on the Closing Date and ending at the close of business on the first anniversary of the Closing Date.

         1.21 "Legal Proceeding" shall mean any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Body or any arbitrator or arbitration panel.

         1.22 "Material" when capitalized and used in reference to the business, products or financial situation of Nordic shall be construed, except as specifically provided, to qualify the matter referred to herein to matters with a value in excess of $17,500. For example, a "Material adverse effect" would be an adverse effect resulting in costs or expenses in excess of $17,500. When the word "material" is not capitalized it shall mean material with respect to the matter referenced. For example, a reference to a material breach of a particular agreement would mean a breach that is material with respect to the particular contract (and not necessarily with respect to the overall business of Nordic or GoodNoise).

         1.23 "Merger" shall mean the merger of Sub with and into Nordic, on the terms and conditions described herein.


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         1.24  "Music Rights" shall mean any music recording masters, musical arrangements, copyrights, lyrics, song titles, artwork, graphics, song rights or other forms of music-related intellectual property rights or licenses thereto whether on an exclusive or nonexclusive basis.

         1.25  "Person" shall mean any individual, Entity or Governmental Body.

         1.26 "Proprietary Asset" shall mean: (a) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; and (b) any right to use or exploit any of the foregoing including rights granted by third parties under license agreements.

         1.27 "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants and advisors.

         1.28 "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

         1.29  "Shareholder Representative" shall mean Kent Kiefer.

         1.30 "Tax" or "Taxes" shall mean all U.S. federal, territorial, state, municipal, local or other taxes, including without limitation income capital, sales and use taxes, value added and goods and services taxes, excise taxes, transfer and stamp taxes, custom duties and franchise taxes, real and personal property taxes and payroll taxes (including tax withholdings, employer health taxes, workers' compensation assessments and ERISA plans and unemployment insurance premiums, contributions and remittances and the U.S. equivalents thereof), and penalties, interest and surcharges in respect of any of the foregoing and all words derived from or including the word "Tax," such as "Taxing" and "Taxation" shall bear a corresponding meaning.

         1.31 "Transaction Documents" shall mean all documents or agreements required to be delivered by any party hereunder including the Agreement of Merger.

         1.32  "Valuation Stock Price" shall mean $7.61 per share.

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     2.   Plan of Reorganization.

          2.1 The Merger. Subject to the terms and conditions of this Agreement, Sub shall be merged with and into Nordic in accordance with the applicable provisions of the laws of the States of California and Delaware and with the terms and conditions of this Agreement so that:

               (a) At the Effective Time, Sub shall be merged with and into Nordic. As a result of the Merger, the separate corporate existence of Sub shall cease and Nordic shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of Sub in accordance with the laws of the States of California and Delaware.

               (b) The Articles of Incorporation and the Bylaws of Nordic in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation after the Effective Time unless and until further amended as provided by law.

               (c) The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation after the Effective Time. Such directors and officers shall hold their position until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of Surviving Corporation.

          2.2  Cancellation of Shares and Delivery of Consideration.

               (a) At the Effective Time, each share of Nordic capital stock, if any, that is owned directly or indirectly by Nordic shall be canceled and no cash or other consideration shall be delivered in exchange therefor.

               (b) At the Effective Time, each Nordic Share (other than shares owned directly or indirectly by Nordic) shall, by virtue of the Merger, and without further action on the part of any holder thereof, be converted and exchanged for the right to receive

                    (i) that number of GoodNoise Shares as is equal to the quotient of (i) (A) Four Million Two Hundred and Twenty-Five Thousand Dollars ($4,225,000) divided by (B) the number of Nordic Shares outstanding at the Effective Time (on a fully diluted basis giving effect to any options, warrants or other rights to acquire Nordic Shares issued and outstanding at the Effective
Date) divided by (ii) the Valuation Period Stock Price (the "Exchange Ratio"); provided, however, that in the event the Average Closing Stock Price is less than $5.00, then the Exchange Ratio shall be recalculated to be the quotient of
(i) (A) Four Million Two Hundred and Twenty-Five Thousand Dollars ($4,225,000) divided by (B) the number of Nordic Shares outstanding at the Effective Time (on a fully diluted basis giving effect to any options, warrants or other rights to acquire Nordic Shares issued and outstanding at the Effective Date) divided by
(ii) the Average Closing Stock Price; provided further, that in no

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event shall the number of GoodNoise Shares issuable be less than 528,125 or more than 845,000; plus

                    (ii) that number of GoodNoise Shares as is equal to 500,000 divided by (B) the number of Nordic Shares outstanding at the Effective Time (on a fully diluted basis giving effect to any options, warrants or other rights to acquire Nordic Shares issued and outstanding at the Effective Date); provided, however, that the release of such additional shares shall be subject to the conditions and provisions of Section 2.7 hereof; plus

                    (iii) an amount of cash (the "Cash Merger Consideration") per Nordic Share equal to $275,000 divided by the number of Nordic Shares outstanding at the Effective Time (on a fully diluted basis giving effect to any options, warrants or other rights to acquire Nordic Shares issued and outstanding at the Effective Date) (the "Cash Ratio").

               (c) At the Effective Time, each share of capital stock of Sub outstanding immediately prior to the Merger shall, by virtue of the Merger, and without further action on the part of any holder thereof, continue to be issued and shall be converted into one share of Nordic common stock outstanding after the Merger.

               (d) The Exchange Ratio and the Cash Ratio shall be adjusted to reflect the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into GoodNoise Common Stock or Nordic common stock), reorganization, recapitalization or other like change with respect to GoodNoise Common Stock or Nordic common stock occurring after the date hereof and prior to the Effective Time.

               (e) No fraction of a share of GoodNoise Common Stock shall be issued, but in lieu thereof each holder of Nordic Shares who would otherwise be entitled to a fraction of a share of GoodNoise Common Stock (after aggregating all fractional shares of GoodNoise Common Stock to be received by such holder) shall receive from GoodNoise an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average last sale price of a share of GoodNoise Common Stock for the five most recent days that GoodNoise Common Stock has traded ending on the trading day immediately prior to the Effective Time.

               (f) Any Dissenting Shares shall not be converted into GoodNoise Common Stock but shall instead be converted into the right to Dissenting Shares pursuant to the California Law. Nordic agrees that, except with the prior written consent of GoodNoise, or as required under the California Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares (a "Dissenting Shareholder") who, pursuant to the provisions of the California Law, becomes entitled to payment for Nordic Shares shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, GoodNoise shall issue and deliver, upon surrender by such shareholder of certificate or certificates representing Nordic Shares, the number of shares of GoodNoise Common Stock to which such shareholder would otherwise be entitled under this Section 2.2 less the number of

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shares of GoodNoise Common Stock allocable to such shareholder that have been deposited in the Indemnity Escrow.

          2.3  Exchange Procedures.

               (a) Subject to paragraph (e) hereof, following the Closing Date, GoodNoise shall mail to each holder of record of certificate(s) or other documents which represent Nordic Shares (the "Certificates"), to be exchanged pursuant to Section 2.2 hereof (i) a letter of transmittal (which shall specify that, with respect to the Certificates, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to GoodNoise and shall be in such form and have such other provisions as GoodNoise shall reasonably require) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for GoodNoise Shares and the Cash Merger Consideration. Upon surrender of a Certificate for cancellation to GoodNoise, together with such letter of transmittal, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor his pro rata allocation of the GoodNoise Shares and the Cash Merger Consideration as to which such holder is entitled pursuant to Section 2.2 hereof. Certificates so surrendered pursuant to this Section 2.3 shall forthwith be canceled (if not otherwise canceled or terminated in accordance with their terms). In the event of a transfer of ownership of Nordic Shares which is not registered on the transfer records of Nordic, the appropriate number of GoodNoise Shares and the Cash Merger Consideration may be delivered to a transferee if the Certificate representing such transferred security is presented to GoodNoise and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent solely the right to receive upon such surrender that number of GoodNoise Shares and the Cash Merger Consideration (without interest and subject to applicable withholding, escheat and other laws) to which such holder is entitled.

               (b) Notwithstanding anything to the contrary in this Section 2.3, none of GoodNoise, the Surviving Corporation or any party hereto shall be liable to a holder of Nordic Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law .

               (c) The GoodNoise Shares and the Cash Merger Consideration paid in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such Nordic Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Nordic Shares. If, after the Effective Time, Certificates are presented to the surviving Corporation for any reason, they shall be canceled and exchanged as provided in Section 2.2.

               (d) In the event any Certificates evidencing Nordic Shares shall have been lost, stolen or destroyed, GoodNoise shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such holders pro rata allocation of GoodNoise Shares and the Cash Merger Consideration as may be required pursuant to Section 2.2; provided, however, that GoodNoise may, in its discretion and


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as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against GoodNoise with respect to the Certificates alleged to have been lost, stolen or destroyed.

               (e) Notwithstanding anything to the contrary set forth herein, the GoodNoise Shares shall be deposited into escrow pursuant to the terms of the Indemnity Escrow Agreement and remain in escrow until such time as the conditions subsequent described in Section 12 are satisfied. In the event GoodNoise satisfies those conditions subsequent, eighty percent (80%) of the GoodNoise Shares shall be removed from escrow and distributed to the Shareholders in accordance with the terms set forth in Section 2.2. Should GoodNoise fail to satisfy any or all of the conditions subsequent and the Shareholders elect to cancel the transactions contemplated herein, all of the GoodNoise Shares shall be removed from escrow and delivered to GoodNoise in accordance with the terms of the Indemnity Escrow Agreement.

          2.4 The Closing. Subject to termination of this Agreement as provided in Section 13 below, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gray Cary Ware & Freidenrich LLP at 10:00 a.m. local time on the date three (3) days following the satisfaction of all conditions to closing set forth herein, or such other place, time and date as GoodNoise and Nordic may mutually select (the "Closing Date").

          2.5 Effective Time. Simultaneously with the Closing, the Agreement of Merger shall be filed in the offices of the Secretaries of State of the States of California and Delaware. The Merger shall become effective immediately upon the filing of the Agreement of Merger with such office (the "Effective Time").

          2.6 Cash Merger Consideration. The Cash Merger Consideration shall be paid within five days of the earlier of (i) the closing by GoodNoise of additional financing in an amount of $5,000,000 or more or (ii) six months from the date of this Agreement; provided however, that if the $5,000,000 in additional financing is received prior to the Closing, the Cash Merger Consideration shall be paid within five days of the Effective Time. If GoodNoise has not made such payment when due, the Nordic Shareholders shall have a right to cancel the transactions contemplated herein in their entirety pursuant to
Section 12 hereof, or to convert the amount payable in cash to GoodNoise Shares based upon eighty percent (80%) of the average last trade price for GoodNoise Shares for the seven days prior to the Effective Date. Any election to cancel the transactions must be made as to all Nordic Shareholders based upon the approval of the holders of a majority of the Nordic Shares. The obligation to pay the Cash Merger Consideration shall be evidenced by a promissory note (the "Note") and security agreement (the "Security Agreement") in the form attached as Exhibit B hereto.

          2.7 Conditional Shares. Notwithstanding anything to the contrary set forth herein, the 500,000 shares of GoodNoise common stock issuable pursuant to
Section 2.2(b)(ii) (the "Conditional Shares") shall be deposited into escrow pursuant to the terms of the Indemnity



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Escrow Agreement. Upon Nordic achieving the following milestones by January 31,
1999, the number of Conditional Shares specified below shall be released.

               (a) 100,000 shares shall be released if Nordic achieves each of the following milestones:

                    (i) written agreements signed for the download rights for a total of 30,000 recordings (including those completed by Nordic as of the Closing Date), one-half of which will be on an exclusive basis;

                    (ii) written agreements signed with a total of 25 radio stations (including those currently completed by Nordic as of the Closing Date) for inclusion in the Nordic radio station affiliates program;

                    (iii) written agreements signed with a total of 50 affiliate web sites (including those currently completed by Nordic as of the Closing Date) for inclusion in the Nordic web site affiliates program.

               (b) an additional 100,000 shares shall be released if Nordic achieves each of the following milestones:

                    (i) written agreements signed for the download rights for a cumulative total of 50,000 recordings (including those completed by Nordic as of the Closing Date), one-half of which will be on an exclusive basis;

                    (ii) written agreements signed with a cumulative total of 60 radio stations (including those currently completed by Nordic as of the Closing Date) for inclusion in the Nordic radio station affiliates program;

                    (iii) written agreements signed with a cumulative total of 75 affiliate web sites (including those currently completed by Nordic as of the Closing Date) for inclusion in the Nordic web site affiliates program.

               (c) an additional 300,000 shares shall be released if Nordic achieves each of the following milestones:

                    (i) written agreements signed for the download rights for a cumulative total of 100,000 recordings (including those completed by Nordic as of the Closing Date), one-half of which will be on an exclusive basis;

                    (ii) written agreements signed with a cumulative total of 75 radio stations (including those currently completed by Nordic as of the Closing Date) for inclusion in the Nordic radio station affiliates program;

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                   (iii) written agreements signed with a cumulative total of
100 affiliate web sites (including those currently completed by Nordic as of the Closing Date) for inclusion in the Nordic web site affiliates program.

In the event that any of the above described milestones have not been met by January 31, 1999, any Conditional Shares which remain in escrow shall be returned to GoodNoise and cancelled; provided however, that for every day that GoodNoise fails to make available to Nordic the $350,000.00 of funding as committed pursuant to the employment letter to be entered into by and between GoodNoise and Kent Kiefer, for every day that any portion of such sum is not available to Nordic for closing such agreements, beginning October 14, 1998, then an additional day will be added to the January 31, 1999 target date for each of the above described milestones.

     3. Representations and Warranties of Nordic. Except as otherwise set forth in the "Nordic Disclosure Schedule," referencing the appropriate section and paragraph numbers, to be provided to GoodNoise prior to the Closing and which shall be subject to GoodNoise approval, which approval shall not be unreasonably withheld (and which shall apply regardless of whether the particular subsection of this Section 3 refers to such schedule), Nordic and the Shareholders represent and warrant to GoodNoise as set forth below. No fact or circumstance disclosed to GoodNoise by Nordic shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the Nordic Disclosure Schedule.

         3.1 Organization. Nordic is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has corporate power and authority to carry on its business as it is now being conducted and as it is proposed to be conducted. Nordic is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary. The Nordic Disclosure Schedule contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of Nordic and a true and complete list of all jurisdictions in which Nordic maintains any employees. The Nordic Disclosure Schedule contains a true and complete list of all jurisdictions in which Nordic is duly qualified to transact business as a foreign corporation. True and complete copies of Nordic's charter documents as in effect on the date hereof and as to be in effect immediately prior to the Closing, have been provided to GoodNoise or its Representatives.

         3.2  Capitalization.

              (a) The authorized and issued capital stock of Nordic as of the date of this Agreement and a list of all holders of record are as set forth and identified in Section 3.2(a) of the Nordic Disclosure Schedule.

              (b) Except as set forth in Section 3.2(b) of the Nordic Disclosure Schedule, there are no outstanding options, warrants, rights, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of Nordic other than as contemplated by this

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Agreement. There are no voting trust, buy-sell or other similar agreements in place among the Nordic Shareholders and Nordic.

          (c) All of the outstanding securities of Nordic have been duly authorized and are validly issued, fully paid and nonassessable. All securities of Nordic were issued in compliance with applicable securities laws. None of Nordic's outstanding securities were issued in consideration in whole or in part for any contribution, transfer, assignment or any proprietary rights.

     3.3 Power, Authority and Validity. Nordic has the corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Nordic, and no other corporate proceedings are necessary to authorize this Agreement or the other Transaction Documents. Nordic is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with its executing and carrying out this Agreement and the transactions contemplated hereunder and under the Transaction Documents. This Agreement is, and each of the other Transaction Documents to which Nordic will be a party, when executed and delivered by Nordic shall be, the valid and binding obligation of Nordic enforceable in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.4  Financial Statements.

          (a) Schedule 3.4(a) of the Nordic Disclosure Schedule sets forth the balance sheet and statements of income for Nordic and its predecessors for the fiscal years ended October 31, 1996 and 1997 and for the ten month period ended August 30, 1998 (the "Nordic Financial Statements").

          (b) The Nordic Financial Statements are complete and in accordance with the books and records of Nordic and present fairly in all respects the financial position of Nordic as of their historical dates. Except and to the extent reflected or reserved against in the Nordic balance sheet as of June 30, 1998 (the "Nordic Balance Sheet"), Nordic does not have, as of the date of such balance sheet, any liabilities or obligations (absolute or contingent) of a nature required or customarily reflected in a balance sheet (or the notes thereto). The aggregate reserves, if any, reflected on the Nordic Financial Statements are adequate in light of the contingencies with respect to which they are made.

          (c) Nordic does not have any debt, liability, or obligation of any nature, whether accrued, absolute or contingent that is not reflected or reserved against in the Nordic Financial Statements. All debts, liabilities, and obligations incurred after the date of the Nordic Financial Statements, whether absolute or contingent, were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

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

     3.5  Tax Matters.

          (a) Nordic has fully and timely, properly and accurately filed all Tax returns and reports required to be filed by it (the "Nordic Returns"), including all federal, foreign, state and local returns and reports for all years and periods for which any such returns or reports were due. The Nordic Returns and all other Tax returns and reports filed by Nordic were prepared in the manner required by applicable law. Except for any Tax due upon the filing of the Nordic Returns for current periods, all income, sales, use, occupation, property or other Taxes or assessments due from Nordic have been paid, and there are no pending assessments, asserted deficiencies or claims for additional Taxes that have not been paid. The reserves for Taxes, if any, reflected on the Nordic Financial Statements are adequate and there are no Tax liens on any property or assets of Nordic. There have been no audits or examinations of any Tax returns or reports by any applicable governmental agency. No state of facts exists or has existed which would constitute grounds for the assessment of any penalty or of any further Tax liability beyond that shown on the respective Tax reports or returns. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state or local income Tax return or report for any period.

          (b) All Taxes which Nordic has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

          (c) Nordic is not a party to any tax-sharing agreement or similar arrangement with any other party.

          (d) At no time has Nordic been included in the federal consolidated income Tax return of any affiliated group of corporations.

          (e) No payment which Nordic is obliged to pay to any director, officer, employee or independent contractor pursuant to the terms of an employment agreement, severance agreement or otherwise will constitute an excess parachute payment as defined in Section 280G of the Code.

          (f) Nordic will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481(c) of the Code or any provision of the Tax laws of any jurisdiction requiring Tax adjustments as a result of a change in method of accounting implemented by Nordic prior to the Closing Date for any Tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into by Nordic prior to the Closing Date with any taxing authority with regard to the Tax liability of Nordic for any Tax period (or portion thereof) ending on or before the Closing Date.

          (g) Nordic is not currently under any contractual obligation to pay to any Governmental Body any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

     3.6  Absence of Certain Changes or Events. Except as set forth in Section
3.6 of the Nordic Disclosure Schedule, from June 30, 1998, Nordic has not:

          (a) suffered any Material adverse change in its financial condition or in the operations of its business, nor any Material Adverse Change in its balance sheet, including but not limited to cash distributions or decreases in the net assets of Nordic;

          (b) suffered any physical damage, destruction or loss, whether or not covered by insurance, in an aggregate amount in excess of Ten Thousand Dollars ($10,000);

          (c) granted or agreed to make any increase in the compensation payable or to become payable by Nordic to its officers or employees, except those occurring in the ordinary course of business;

          (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of Nordic or declared any direct or indirect redemption, retirement, purchase or other acquisition by Nordic of such shares;

          (e) issued any shares of capital stock of Nordic or any warrants, rights, options or entered into any commitment relating to the shares of Nordic;

          (f) made any change in the accounting methods or practices it followed, whether for general financial or Tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

          (g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of business;

          (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset except for equipment sales in the ordinary course of their business;

          (i) suffered any dispute involving any employee that could have a Material adverse effect on Nordic;

          (j) engaged in any activity or entered into any commitment or transaction (including without limitation any borrowing or capital expenditure), in either case, other than in the ordinary course of business;

          (k) incurred any liabilities, absolute or contingent except for (i) liabilities identified as such in the "liabilities" column of the Nordic Financial Statements; (ii) accounts payable or accrued salaries that have been incurred by Nordic since June 30, 1998, in the ordinary course of business and consistent with Nordic's past practices; and (iii) liabilities in Section 3.6(k) of the Nordic Disclosure Schedule;

          (l) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, other than any purchase money security interests incurred in the ordinary course of business;

          (m) made any capital expenditure or commitment for additions to property, plant or equipment, in the aggregate, in excess of Five Thousand Dollars ($5,000);

          (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its Affiliates, officers, directors or shareholders or any Affiliate or associate of any of the foregoing;

          (o) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed in the Nordic Disclosure Schedule;

          (p) agreed to take any action described in this Section 3.6 or outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement.

     3.7 Title and Related Matters. Nordic has good and marketable title to all the properties, interests in properties and assets, real and personal, reflected in the Nordic Financial Statements or acquired after the date of the Nordic Financial Statements (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Nordic Financial Statements in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current Taxes not yet due and payable and except for liens which in the aggregate do not secure more than Ten Thousand Dollars ($10,000) in liabilities. Except as noted in Section 3.7 of the Nordic Disclosure Schedule, the equipment of Nordic used in the operation of its business is in good operating condition and repair, normal wear and tear excepted. All real or personal property leases to which Nordic is a party are valid, binding, enforceable and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies. There is not under any of such leases any existing default by Nordic or, any other event of default or event which, with notice or lapse of time or both, would constitute a default by any other party to such leases.
Section 3.7 of the Nordic Disclosure Schedule contains a description of all real and personal property leased or owned by Nordic, describing its interest in said property and with respect to real property a description of each parcel and a summary description of the buildings, structures and improvements thereon. True and correct copies of Nordic's leases have been provided to GoodNoise or its Representatives.

     3.8  Music Rights

          (a) Section 3.8(a)(i) of the Nordic Disclosure Schedule sets forth a true and complete list of all Music Rights owned by Nordic. Section 3.8(a)(ii) of the Nordic Disclosure Schedule sets forth a true and complete list of all Music Rights licensed by or to Nordic. Except as provided in Section 3.8(a)(iii) of the Nordic Disclosure Schedule, Nordic has written contracts (each of which are listed in the Nordic Disclosure Schedule) for all Music Rights owned, licensed, used, marketed, and sold by it, and those licensed to it, Nordic has not received any notice from any party to such a contract challenging the enforceability of such a contract, and all such contracts are enforceable in accordance with their terms. Except as provided in Section 3.8(a)(iv) of the Nordic Disclosure Schedule, the Merger will not constitute or be deemed to constitute an assignment of any such Music Rights or otherwise require the consent of any third party. Except as provided in Section 3.8(a)(v) of the Nordic Disclosure Schedule, all Music Rights owned or licensed by Nordic were recorded and otherwise prepared in all respects in accordance with the rules and regulations of any unions, guilds and similar associations having jurisdiction. Except as provided in Section 3.8(a)(vii) of the Nordic Disclosure Schedule, each person or entity who has rendered any service or provided any materials in connection with, or has contributed in any way, to the making of the Music Rights has the right to grant such rights, render such services or furnish such materials. Except as disclosed in the Nordic Disclosure Schedule, all fees and other payments applicable to or resulting from the creation, recording, manufacture, duplication, and distribution of the Music Rights, including, but not limited to, payments to performers, producers, engineers and others, have been fully and completely paid by Nordic.

          (b) Except as set forth in Section 3.8 of the Nordic Disclosure Schedule, there are no amounts owed or that will become owing to any holder of rights for royalties arising as a result of the Music Rights, nor has the Nordic paid an advance in respect of such royalties, except to the extent that such advance has been depleted or to the extent that the balance of any such advance is set forth in Section 3.8 of the Nordic Disclosure Schedule.

          (c) Except as described in Section 3.8(c) of the Nordic Disclosure Schedule, Nordic does not know of or have any reason to believe that any customers of the Nordic, or any holder of Music Rights, (i) has any complaint or objection with respect to the service or any business practices of the Nordic or the transactions contemplated hereby which could reasonably be expected to have a Material Adverse Effect, or (ii) will cease to do business, or significantly reduce the business conducted, with Nordic as a result of the Merger which could reasonably be expected to have a Material Adverse Effect.

     3.9  Proprietary Rights and Warranty Claims.

          (a) Section 3.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Proprietary Asset owned or used by Nordic (each a "Nordic Proprietary Asset" and collectively, the "Nordic Proprietary Assets") registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Nordic Proprietary Asset, and
(ii) the names of the jurisdictions covered by the applicable registration or application. Section 3.9(a)(ii) of the Nordic Disclosure Schedule identifies and provides a brief description of all other Nordic Proprietary Assets. Section 3.9(a)(iii) of the

Nordic Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to Nordic by any Person (except for any Proprietary Asset that is licensed to Nordic under any third party software license generally available to the public at a cost of less than One Thousand Dollars ($1,000)), and identifies the license agreement under which such Proprietary Asset is being licensed to Nordic. Except as set forth in Section 3.9(a)(iv) of the Nordic Disclosure Schedule, Nordic has good, valid and marketable title to all Nordic Proprietary Assets identified in Sections 3.9(a)(i) and 3.9(a)(ii) of the Nordic Disclosure Schedule, free and clear of all liens and other encumbrances and of all third party licensed technology, and has a valid right to use all Proprietary Assets identified in Section 3.9(a)(iii) of the Nordic Disclosure Schedule. Except as set forth in Section 3.9(a)(v) of the Nordic Disclosure Schedule, Nordic is not obligated to make any payment to any Person for the use of any Proprietary Asset. Except as set forth in Section 3.9(a)(vi) of the Nordic Disclosure Schedule, Nordic has not developed jointly with any other Person any Proprietary Asset with respect to which such other Person has any rights.

          (b) Except as set forth in Section 3.9(b) of the Nordic Disclosure Schedule, Nordic has taken reasonable and customary measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Nordic Proprietary Assets (except Nordic Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Nordic Proprietary Assets. Except as set forth in the Nordic Disclosure Schedule, Nordic has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of any of the Nordic Proprietary Assets used in or necessary for the conduct of business by Nordic as currently conducted by Nordic.

          (c) Except as provided in Section 3.9(c) of the Nordic Disclosure Schedule, Nordic is not infringing, misappropriating or making any unlawful use of, and Nordic has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other person ("Third Party Proprietary Asset"). No other person is infringing, misappropriating or making any unlawful use of, and no Third Party Proprietary Asset owned or used by any other person infringes or conflicts with, any Nordic Proprietary Asset.

          (d)  Except as set forth in Section 3.9(d) of the Nordic Disclosure
Schedule: (i) each Nordic Proprietary Asset conforms with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of Nordic; and (ii) there has not been any claim made against Nordic by any customer or other person alleging that any Nordic Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by Nordic to any person) does not conform with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of Nordic, and there is no basis for any such claim.

          (e) Nordic's Proprietary Assets constitute all the proprietary assets necessary to enable Nordic to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Section 3.9(e) of the Nordic Disclosure Schedule,

(i) Nordic has not exclusively licensed any of the Nordic Proprietary Assets to any person and (ii) Nordic has not entered into any covenant not to compete or contract limiting its ability to exploit fully any of the Nordic Proprietary Assets or to transact business in any market or geographical area or with any person.

     3.10 Employee Benefit Plans. Nordic does not maintain, or is obligated to contribute to, any defined benefit pension plan or any employee benefit plan that is subject to either Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA") or the minimum funding standards of ERISA or the Code. Each bonus, incentive, deferred compensation, pension, profit-sharing, retirement, vacation, severance pay, stock purchase, stock option, group insurance and other employee benefit or fringe benefit plans, whether formal or informal (whether written or not), maintained by Nordic conforms to all applicable requirements, if any, of ERISA. Section 3.10 of the Nordic Disclosure Schedule lists and describes all such plans.

     3.11 Bank Accounts and Receivables. Section 3.11 of the Nordic Disclosure Schedule sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which Nordic maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom. Section 3.11 of the Nordic Disclosure Schedule sets forth an accurate and complete breakdown and aging of all accounts receivable, notes receivable, and other receivables of Nordic as of the date of the Balance Sheet. Except as set forth on the Nordic Disclosure Schedule all existing accounts receivable of Nordic (including those accounts receivable reflected on the Nordic Financial Statements that have not yet been collected and those accounts receivable that have arisen since June 30, 1998 and have not yet been collected) (i) represent valid obligations of customers of Nordic arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or setoff.

     3.12 Contracts.

          (a) Section 3.12(a) the Nordic Disclosure Schedule identifies each document or instrument to which Nordic is a party and that relates to the acquisition, transfer, use, development, sharing or licensing of any technology or Nordic Proprietary Asset.

          (b) Except as set forth in Section 3.12(b) the Nordic Disclosure Schedule,

               (i) Nordic has no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to Nordic of more than Five Thousand Dollars ($5,000) over the life of any such agreement, contract or commitment.

               (ii) Nordic has no purchase agreement, contract or commitment that calls for fixed and/or contingent payments by Nordic that are in excess of the normal, ordinary and usual requirements of Nordic's business.

               (iii) There is no outstanding sales contract, commitment or proposal (including, without limitation, development projects) of Nordic that Nordic currently expects (or reasonably should expect) to result in any loss to Nordic upon completion or performance thereof.

               (iv) Nordic has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than thirty (30) days and without liability, penalty or premium.

               (v) Nordic has no outstanding agreements, contracts or commitments with sales representatives, OEM's, distributors or dealers.

               (vi) Nordic is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world.

               (vii) Nordic has not guaranteed any obligations of other persons, including each other, or made any agreements to acquire or guarantee any obligations of other persons, including each other.

               (viii) Nordic does not have any outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by Nordic of any sum not reflected in the Nordic Financial Statements.

               (ix) All contracts, agreements and instruments listed in the Nordic Disclosure Schedule pursuant to Section 3.11 (a) and (b) (the "Nordic Material Contracts") are valid, binding, in full force and effect, and enforceable by Nordic in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No party to any Nordic Material Contract intends to cancel, withdraw, modify or amend such contract.

          (c) Nordic has delivered to GoodNoise accurate and complete copies of all written Nordic Material Contracts, including all amendments thereto and any correspondence regarding any dispute with respect thereto. Nordic has not entered into any Material oral contracts.

          (d)  Except as set forth in Section 3.12(d) of the Nordic Disclosure
Schedule:

               (i) Nordic has not violated or breached, or committed any default under, any Nordic Material Contract, and no other person has violated or breached, or committed any default under, any Nordic Material Contract;

               (ii) No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Nordic Material Contract, (B) give any person the right to declare default or exercise any remedy under any Nordic Material Contract, (C) give any person the right to accelerate the maturity or performance of any Nordic Material Contract; or (D) give any person the right to cancel, terminate or modify any Nordic Material Contract;

               (iii) There are no unresolved claims between Nordic and any of its principal licensors, vendors, suppliers, distributors, representatives or customers and none of such persons has advised Nordic of its intention to cease doing business with Nordic, or with GoodNoise following the Closing Date, whether as a result of the transactions contemplated hereunder.

     3.13 Compliance With Law. Except as provided in Section 3.13 of the Nordic Disclosure Schedule, Nordic is in compliance in all material respects with all applicable laws and regulations. All licenses, franchises, permits and other governmental authorizations held by Nordic and which are required for its business are valid and sufficient in all respects for the businesses presently carried on by Nordic and as set forth in the Nordic Disclosure Schedule.

     3.14  Labor Difficulties; No Discrimination.

           (a) Nordic is not engaged in any unfair labor practice or in violation of any applicable laws respecting employment and employment practices, health and safety, human rights, terms and conditions of employment, and wages and hours.

           (b) There is no unfair labor practice complaint against Nordic actually pending or threatened before a labor relations board.

           (c) There is and has not been any claim made against Nordic based on actual or alleged wrongful termination or on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, nor is there any basis for any such claim.

           (d) Nordic is not aware of any Nordic employee who intends to terminate his or her employment with Nordic as a result of the Merger or otherwise.

     3.15 Insider Transactions. No Affiliate of Nordic has any interest in (i) any equipment or other property, real or personal, tangible or intangible, including, without limitation, any Nordic Proprietary Asset, used in connection with or pertaining to the businesses of Nordic, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of Nordic; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than one percent (1%) of the outstanding stock or debt securities of any publicly-held company whose stock or debt securities are traded on a recognized U.S. stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

     3.16 Employees, Independent Contractors and Consultants. Section 3.16 of the Nordic Disclosure Schedule lists and describes all currently effective written and oral consulting, independent contractor and/or employment agreements and other agreements concluded with individual employees, independent contractors or consultants to which Nordic is a party. True and correct copies of all such written agreements have been provided to GoodNoise or its Representatives. All salaries and wages paid by Nordic are in compliance in all respects with applicable federal, state and local laws. Section 3.16 of the Nordic Disclosure Schedule lists the names of all persons currently employed by Nordic as well as the salaries and other compensation arrangements (bonus, deferred compensation, etc.) and the accrued vacation time for each such person.

     3.17 Insurance. Section 3.17 of the Nordic Disclosure Schedule contains a list of the policies of fire, liability and other forms of insurance held by Nordic. Nordic has done nothing, either by way of action or inaction, that might invalidate such insurance policies in whole or in part.

     3.18 Litigation. Except as set forth in Section 3.18 of the Nordic Disclosure Schedule, there is no suit, action or proceeding which has been served upon or threatened against Nordic (nor is there any reasonable basis therefor), in each case other than immaterial matters, or which questions or challenges the validity of this Agreement or the Transaction Documents. Except as set forth in Section 3.18 of the Nordic Disclosure Schedule, there is no judgment, decree, injunction, or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Nordic.

     3.19  Subsidiaries. Nordic has no subsidiaries.  Except as set forth in
Section 3.19 of the Nordic Disclosure Schedule, Nordic does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, joint venture, firm, association or business organization, entity or enterprise, and Nordic does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

     3.20 Compliance with Environmental Requirements. Nordic has obtained all permits, licenses and other authorizations which are required under federal, state and local laws applicable to Nordic relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes. Except as set forth in
Section 3.20 of the Nordic Disclosure Schedule, Nordic is in compliance with all terms and conditions of the required permits, licenses and authorizations. Except as set forth in Section 3.20 of the Nordic Disclosure Schedule, Nordic is not aware of, nor has Nordic received written notice of, any conditions, circumstances, activities, practices, incidents, or actions which may form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to Nordic, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste.

Except as disclosed in Section 3.20 of the Nordic Disclosure Schedule,

               (a) No Environmental Activity has occurred in the business of Nordic or on or in relation to any premises currently or formerly used by Nordic which may cause Nordic to incur expenses or costs for the elimination, neutralization or amelioration of the results of the Environmental Activity or become liable for compensation to any third party.

               (b) Nordic has held its assets, occupied its respective premises, operated its respective businesses and conducted all other activities in compliance with all Environmental Laws. Nordic has not received any notice of non-compliance with Environmental Laws from any person or governmental authority and Nordic does not know of any facts which could give rise to any such notice.

               (c) There are no underground storage tanks or surface impoundments at, on, or under premises formerly or currently used by Nordic.

               (d) Nordic has maintained all environmental and operating documents and records substantially in the manner and for the time periods required by any Environmental Laws. Section 3.20 of the Nordic Disclosure Schedule lists each environmental permit and each Environmental Audit conducted with respect to Nordic or its premises while occupied by either of them. An "Environmental Audit" shall mean any evaluation, inspection, assessment, study or test performed at the request of or on behalf of a governmental authority, including but not limited to, a public liaison committee, as well as a self-evaluation, whether or not required by Environmental Law.

     3.21 Corporate Documents. Nordic has furnished to GoodNoise for its examination all documents requested by GoodNoise, including, but not limited to:
(i) copies of its charter documents; (ii) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (iii) all permits, orders, and consents issued by any regulatory agency with respect to Nordic, or any securities of Nordic, and all applications for such permits, orders, and consents; and (iv) the stock transfer books of Nordic setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of Nordic are complete and, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction.

     3.22 Accuracy of Information In Information or Proxy Statement. The information furnished by Nordic to the Nordic Shareholders in connection with the solicitation of shareholder consent or proxies for the approval and adoption of this Agreement and the approval and adoption of the Merger shall not, on the date the Information or Proxy Statement is first mailed to the Nordic shareholders, on any date subsequent thereto and prior to the Effective Time or at the Effective Time, contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of consent or proxies which has become false or misleading.

     3.23 No Brokers. Neither Nordic nor any shareholder, officer or director of Nordic is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

     3.24 Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information set forth as, or referenced in, the schedules or exhibits to this Agreement or specifically required to be furnished pursuant to this Agreement to GoodNoise by Nordic are complete and correct. No representations or warranties made by Nordic in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit furnished directly to GoodNoise pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein not misleading.

  4. Representations and Warranties of GoodNoise and Sub. Except as otherwise set forth in the "GoodNoise Disclosure Schedule," referencing the appropriate section and paragraph numbers, to be provided to Nordic concurrent with the execution of this Agreement, GoodNoise represents and warrants to Nordic as set forth below. No fact or circumstance disclosed to Nordic by GoodNoise shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the GoodNoise Disclosure Schedule.

     4.1 Organization. GoodNoise and Sub are corporations duly organized, validly existing and in good standing under the laws of their jurisdictions and have corporate power and authority to carry on their businesses as they are now being conducted and as they are proposed to be conducted. Each of GoodNoise and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary.

     4.2 Power, Authority and Validity. GoodNoise and Sub have the corporate power and authority to enter into this Agreement and other Transaction Documents to which they are a party and to carry out their obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of GoodNoise and Sub, and no other corporate proceedings are necessary to authorize this Agreement or the other Transaction Documents. GoodNoise and Sub are not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit or subject to any order or decree, which would be breached or violated in a material manner by or in material conflict with its executing and carrying out this Agreement and the transactions contemplated hereunder and under the Transaction Documents. This Agreement is, and each of the other Transaction Documents to which GoodNoise and Sub are a party, when executed and delivered by GoodNoise and Sub shall be, the valid and binding obligations of GoodNoise and Sub, enforceable in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.3  Capitalization.

          (a) The authorized capital stock of GoodNoise as of the date of this Agreement consists of: (i) Two Hundred Million (200,000,000) shares of GoodNoise Common Stock, of which 14,985,800 shares are issued and outstanding and (ii) Five Hundred Thousand (500,000) shares of preferred stock, none of which are issued or outstanding. GoodNoise has reserved 3,000,000 shares of GoodNoise Common Stock for issuance to employees, directors and consultants, upon exercise of stock options. Except as set forth in the GoodNoise Disclosure Schedule, there are no outstanding options, warrants, rights, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of GoodNoise from GoodNoise other than as contemplated by this Agreement.

          (b) All of the outstanding securities of GoodNoise have been duly authorized and are validly issued, fully paid and nonassessable. All securities of GoodNoise were issued in compliance with all applicable federal and state securities laws. Except as otherwise set forth in the GoodNoise Disclosure Schedule or in the GoodNoise Commission Documents (as defined in Section 4.4 below), GoodNoise does not have any other shares of its capital stock issued or outstanding and does not have any other outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating GoodNoise to issue shares of its capital stock or other securities. GoodNoise is not a party to or aware of any shareholders agreements among the shareholders of GoodNoise.

          (c) The GoodNoise Shares have been duly authorized and, when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws. There are no preemptive rights of any stockholder of GoodNoise to acquire the GoodNoise Shares.

     4.4 Litigation. There is no suit, action or proceeding which has been served upon or, to the knowledge of GoodNoise, threatened against GoodNoise, in each case other than immaterial matters, or which questions or challenges the validity of this Agreement or the Transaction Documents. There is no judgment, decree, injunction, or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against GoodNoise.

     4.5 Compliance With Law. GoodNoise is in compliance in all material respects with all applicable laws and regulations. All licenses, franchises, permits and other governmental authorizations held by GoodNoise and which are required for its business are valid and sufficient in all respects for the businesses presently carried on by GoodNoise.

     4.6 Tax Matters. GoodNoise has fully and timely, properly and accurately filed all Tax returns and reports required to be filed by it (the "GoodNoise Returns"), including all federal, foreign, state and local returns and reports for all years and periods for which any such returns or reports were due. The GoodNoise Returns and all other Tax returns and reports filed by GoodNoise were prepared in the manner required by applicable law. Except for any Tax due upon the filing of the GoodNoise Returns for current periods, all income, sales, use, occupation, property or other Taxes or assessments due from GoodNoise have been paid, and there are no pending assessments, asserted deficiencies or claims for additional Taxes that have not been paid. The reserves for Taxes, if any, reflected on the GoodNoise Financial Statements are adequate and there are no Tax liens on any property or assets of GoodNoise. There have been no audits or examinations of any Tax returns or reports by any applicable governmental agency. No state of facts exists or has existed which would constitute grounds for the assessment of any penalty or of any further Tax liability beyond that shown on the respective Tax reports or returns. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state or local income Tax return or report for any period.

     4.7 Commission Documents; Financial Statements. GoodNoise has made available to Nordic a true and complete copy of its Registration Statement or Form 10-SB as filed with the Commission by GoodNoise; and, prior to the Effective Time, GoodNoise will have made available to Nordic any additional documents filed with the Commission by GoodNoise prior to the Effective Time (collectively, the "GoodNoise Commission Documents"). To date, GoodNoise has not been subject to the reporting obligations under either Section 13(a) or 15(d) of the Exchange Act. As of their respective filing dates, the GoodNoise Commission Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the GoodNoise Commission Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed GoodNoise Commission Document prior to the date hereof. The financial statements of GoodNoise, including the notes thereto, included in the GoodNoise Commission Documents (the "GoodNoise Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs Q, as permitted by Form 10-Q of the Commission). The GoodNoise Financial statements fairly present the consolidated financial condition and operating results of GoodNoise and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

          4.8 Absence of Changes. There has been no change in GoodNoise GoodNoise's accounting policies except as described in the notes to the GoodNoise Financial Statements. Since June 30, 1998, except for losses in the ordinary course of business or as otherwise disclosed in the GoodNoise Commission Documents, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, or results of operations of GoodNoise.

          4.9 Private Offering. Subject to the accuracy of the Shareholders' representations and warranties set forth in Section 5 hereof, the offer, sale and issuance of the GoodNoise Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act. GoodNoise agrees that neither GoodNoise nor anyone acting on its behalf will offer any GoodNoise common stock or any similar securities for issuance or sale, or solicit any offer to acquire any of the same from anyone so as to render the issuance and sale of the GoodNoise Shares subject to the registration requirements of the Securities Act. The Company has not offered or sold the GoodNoise Shares by any form of general solicitation or general advertising, as such terms are used in Rule 502(c) under the Securities Act.

          4.10 Accuracy of Documents and Information. The copies of al instruments, agreements, other documents and written information set forth as, or referenced in the schedules or exhibits to this Agreement or specifically required to be furnish pursuant to this Agreement to Nordic by GoodNoise or Sub are complete and correct. No representations or warranties made by GoodNoise or Sub in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit furnished directly to Nordic pursuant to this Agreement, taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein not misleading.

          4.11 No Brokers. GoodNoise is not obligated to pay fees or expenses to any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

      5.  Representations and Warranties of Shareholders.

          Each Shareholder as to itself, himself or herself represents and warrants to GoodNoise as follows:

          5.1 No person or entity not a signatory of this Agreement has a beneficial interest in or a right to acquire or vote the Nordic Shares held of record by such Shareholder or any portion thereof (except, with respect to shareholders which are partnerships, partners of such shareholders). The Nordic Shares are and will be, at all times until the Closing, free and clear of any liens, claims, options, charges or other encumbrances. Such Shareholder's principal place of residence or place of business is set forth on the signature page hereto.

          5.2 Such Shareholder will not transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge or otherwise dispose of or encumber the Nordic Shares or any New Securities (as defined below), or make any offer or agreement relating thereto, at any time prior to the Closing.

          5.3 Such Shareholder agrees that any shares in the capital stock of Nordic that Shareholder purchases or with respect to which such Shareholder otherwise acquired beneficial ownership after the date of this Agreement and prior to the Closing (the "New Securities") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Nordic Shares.

          5.4 Such Shareholder represents to GoodNoise, that the GoodNoise Shares which he will receive will be acquired with his own property or funds or property for investment for an indefinite period for his own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that he has no present intention of selling, granting participation in, or otherwise distributing the same.

          5.5 Such Shareholder understands that the GoodNoise Shares will not be registered under the Securities Act of 1933 (the "Securities Act") on the ground that the sale provided for in this Agreement is exempt pursuant to section 4(2) of the Securities Act, and that GoodNoise's reliance on such exemption is predicated on his representations set forth herein.

          5.6 Until such time as the GoodNoise Shares shall become registered for resale under the Securities Act or no longer subject to restriction pursuant to Rule 144(k), such Shareholder agrees that in no event will he make a disposition of any of the GoodNoise Shares unless and until (a) he shall have notified GoodNoise of the proposed disposition and shall have furnished GoodNoise with a statement of the circumstances surrounding the proposed disposition and (b) he shall have furnished GoodNoise with an opinion of counsel satisfactory to GoodNoise to the effect that (i) such disposition will not require registration of such Stock under the Securities Act or (ii) that appropriate action necessary for compliance with the Securities Act has been taken or (c) GoodNoise shall have waived, expressly and in writing, its rights under clauses (a) and (b) of this Section.

          5.7 In connection with the investment representations made herein, Shareholder represents that he is able to fend for himself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his investment, has the ability to bear the economic risks of his investment.

          5.8 Such Shareholder understands that the acquisition of the GoodNoise Shares involves a highly speculative and risky investment and that GoodNoise may not be able to continue as a going concern unless it is able to raise substantial funds from outside investors and that there is no assurance that GoodNoise will be able to do so.

      6.  Covenants of Nordic and the Shareholders

          6.1 Advice of Changes. Nordic will promptly advise GoodNoise in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Nordic contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in Nordic's business, taken as a whole.

          6.2 Conduct of Business. Until the Closing, Nordic will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, except as set forth in Section 6.2 of the Nordic Disclosure Schedule or without the prior written consent of GoodNoise:

               (a) borrow any money which borrowings exceed in the aggregate Five Thousand Dollars ($5,000) per month;

               (b) incur any liability other than in the ordinary and usual course of business or in connection with the performance or consummation of this Agreement;

               (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business;

               (d) dispose of any of its assets, except inventory in the regular and ordinary course of business;

               (e) except as provided in Section 6.2(h) hereof, enter into any lease or contract for the purchase or sale of any property, real or personal except for inventory and licenses purchased in the ordinary course of business or other leases or contracts for less than $5,000;

               (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

               (g) pay or authorize any bonus, increased salary, or special remuneration to any officer or employee, including any amounts for accrued but unpaid salary or bonuses;

               (h) enter into any agreement for the acquisition or license of any Music Rights with advances or minimum future commitments in excess of $30,000;

               (i)  adopt or change any accounting methods;

               (j) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital, or redeem or otherwise acquire any of its capital stock;

               (k) amend or terminate any contract, agreement or license to which it is a party except non-Material agreements in the ordinary course of business or other agreements with an annual value of less than $17,500;

               (l) enter into any Material contract outside of the ordinary course of business or which grants an exclusive license of a substantial part of its assets, catalogue or right for a period over ninety (90) days. Good Noise shall be given a reasonable prior notice of any such agreement and a right of consultation, provided that after forty-five days from the date of this Agreement, Nordic may enter into Material contracts without consent provided that such contracts are in the ordinary course of business consistent with Nordic's past practices;

               (m) loan any amount to any person or entity, or guaranty or act as a surety for any obligation;

               (n)  waive or release any right or claim;

               (o) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock or amend the terms of any agreement regarding the foregoing;

               (p) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

               (q)  merge, consolidate or reorganize with any entity;

               (r) grant any exclusive license to all or a significant portion of its assets, including, but not limited to, any exclusive license of a significant portion of the company's catalog of Music Rights for a period of over ninety (90) days;

               (s)  amend its Articles of Incorporation or Bylaws;

               (t) make or change any election, change any annual accounting period, file any tax return or amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to Nordic, surrender any right to claim refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Nordic, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the tax liability of Nordic or GoodNoise; or

               (u) agree to do any of the things described in the preceding clauses of this Section 6.2.

Notwithstanding the above, Nordic or Radiant Records may enter into new agreements with recording artists that provide for recording funds of no more than $15,000 per agreement and at an aggregate cost not in excess of $30,000, exclusive of renewal options. Before entering into any such agreements, Nordic shall provide GoodNoise with copies of any such agreements for prior review and comment.

          6.3 Risk of Loss. Until the Closing and subject to the confidentiality and nonuse provisions hereof, all risk of loss, damage or destruction to Nordic's assets shall be borne by Nordic, and the Merger terms described in Section 2 shall, in case of any such loss, damage or destruction, be revised as the parties may agree, or this Agreement shall be terminated in accordance with Section 13.

         6.4 Access to Information. Until the Closing and subject to the confidentiality and nonuse provisions hereof, Nordic shall allow GoodNoise and its Representatives free access upon reasonable notice and during normal working hours to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, Nordic shall cause its accountants to cooperate with GoodNoise and its Representatives in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

         6.5 Regulatory Approvals. Prior to the Closing, Nordic shall execute and file, or join in the execution and filing, of any application or other document which may be necessary in order to obtain the authorization, approval or consent of any Governmental Body, federal, state or local, which may be reasonably required, or which GoodNoise may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement Nordic shall use its best efforts to obtain all such authorizations, approvals and consents.

         6.6 Satisfaction of Conditions Precedent. Nordic will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 11, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

         6.7 Equity Compensation Arrangements. Prior to the Closing, any obligation of Nordic to issue stock, warrants or options which have been offered or promised to the employees of Nordic shall have been fulfilled or been terminated to the satisfaction of GoodNoise.

         6.8 Shareholder Consent. Prior to the Closing, whether by special meeting or written consent of its shareholders, Nordic will submit this Agreement, the Agreement of Merger and related matters to its shareholders for consideration and approval, and the Board of Directors of Nordic will recommend such approval to the Nordic Shareholders. Each of the Shareholders agrees to vote all shares of Nordic capital stock in respect of which each such shareholder is entitled to vote at any meeting, in favor of the Merger, the approval of the transactions contemplated by this Agreement.

     7.  Covenants of GoodNoise and Sub.

         7.1 Advice of Changes. GoodNoise and Sub will promptly advise Nordic in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of GoodNoise or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) any material adverse change in GoodNoise's business, taken as a whole.

          7.2 Regulatory Approvals. Prior to the Closing, GoodNoise and Sub shall execute and file, or join in the execution and filing, of any application or other document which may be necessary in order to obtain the authorization, approval or consent of any Governmental Body, federal, state or local, which may be reasonably required, or which Nordic may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Such persons and entities shall use their best efforts to obtain all such authorizations, approvals and consents.

          7.3 Satisfaction of Conditions Precedent. GoodNoise will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 10, and GoodNoise will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby. Notwithstanding the foregoing, the condition precedent payment obligations of GoodNoise hereunder, including the $25,000 signing bonus and $3,125 per week consulting fees are due when payable in accordance with the terms hereof and are firm commitments not subject to a best efforts condition.

          7.4 Registration Rights. GoodNoise agrees that if prior to the time the GoodNoise Shares may be freely sold pursuant to Rule 144, GoodNoise registers for the account of any other person, or grants to any other party rights to register, GoodNoise Shares under the Securities Act, GoodNoise shall provide to the Shareholders the right to participate in such registration or become parties to the registration rights agreement, as the case may be, on the same or substantially the same terms and conditions as pertain to such other party; provided however, that the foregoing shall not apply to the extent that registration rights are granted in connection with an equity offering of or by GoodNoise unless such rights are also granted to other existing shareholders of GoodNoise or to other parties receiving shares in connection with any other transaction, including a purchase or sale of assets or stock, between GoodNoise and any other person. Notwithstanding the foregoing, GoodNoise shall not permit either Gene Hoffman or Robert Kohn (the "GoodNoise Founders") to sell any shares of GoodNoise stock owned by them into the public market unless or until the GoodNoise Shares have been registered for resale under the Securities Act or are otherwise eligible for resale pursuant to Rule 144.

          7.5 Nasdaq Listing. Following the closing, GoodNoise shall use its best efforts to obtain a Nasdaq listing for its Common Stock within one year of the Effective Date.

          7.6 Consulting Fee. Following the execution of this Agreement and until the Closing or termination of this Agreement, GoodNoise shall pay to Nordic a consulting fee of $3,125 per week payable on Monday of each week; provided however, that GoodNoise shall not be obligated to pay such fee if Nordic is in breach of this Agreement or otherwise if the delay in the closing is due to actions or inaction of Nordic.

      8.  Mutual Covenants.

          8.1 Confidentiality. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Receiving Party shall, at all times, both during the term of this Agreement and thereafter, keep in confidence and trust all of the Disclosing Party's Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, consultants and permitted sublicensees who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements with such person's employer which protects the Confidential Information of the Disclosing Party. The Receiving Party shall promptly give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information, which remedies shall include injunctive relief without the necessity of posting a bond or proving damages. These obligations shall not apply to the extent that Confidential Information includes information which:

               (a) is already known to the Receiving Party at the time of disclosure, which knowledge the Receiving Party shall have the burden of proving;

               (b) is, or, through no act or failure to act of the Receiving Party, becomes publicly known;

               (c) is received by the Receiving Party from a third party without restriction on disclosure;

               (d) is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving;

               (e) is approved for release by written authorization of the Disclosing Party; or

               (f) is required to be disclosed by a government agency to further the objectives of this Agreement or by a proper order of a court of competent jurisdiction; provided, however that the Receiving Party will use its best efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure.

      GoodNoise and Sub, on the one hand, and Nordic and the Shareholders, on the other, individually and collectively, agree that neither they nor their Representatives will disclose the existence of this Agreement or the transactions contemplated herein without the prior written consent of the other party. Notwithstanding the foregoing, GoodNoise may make any disclosure deemed by it based upon the advice of counsel to be necessary or appropriate pursuant to the requirements of applicable securities laws.

            8.2 Exclusivity. Until the earlier of the Closing Date or the termination of this Agreement, Nordic agrees that it will not (and that it will use best efforts to assure that its employees, agents and affiliates do not on its behalf) discuss or enter into any agreement concerning the sale or acquisition of Nordic, a controlling interest in its stock (including by means of any public offering thereof, but excluding issuance of stock and options to employees in the ordinary course of business consistent with past practices) or a substantial part of its assets with any party other than GoodNoise, and that any such discussions presently in progress will be terminated or suspended during that period. Nordic represents and warrants that it has the legal right to terminate or suspend any such pending negotiations and agrees to indemnify GoodNoise, its representatives and agents from and against any claims by any party to such negotiations based upon or arising out of the discussion or any consummation of the Merger.

            8.3 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

            8.4 Tax-Free Organization. Each party shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

        9.  The Closing.

            9.1 Merger. On the date of the Closing, but not prior to the Closing, the Agreement of Merger shall be simultaneously filed with the office of the Secretary of State of the States of California and Delaware and the merger of Sub with and into Nordic shall be consummated.

            9.2  Additional Documents.

                 (a) At any time and from time to time at or after the Closing, the parties shall at the request of the other party execute and deliver or cause to be executed and delivered all such assignments, consents and other documents and take or cause to be taken all such other actions as either party may reasonably deem necessary or desirable, in order to more fully and effectively carry out the intents and purposes of this Agreement.

                 (b) Nordic shall execute and deliver to GoodNoise a statement meeting the requirements of Treasury Regulation Section 1.897-2(h)(2) stating that interests in Nordic are not United States real property interests.

     10.  Conditions Precedent to Nordic's Obligations.

          Nordic's obligations hereunder are subject to the fulfillment or satisfaction on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Nordic, but only in a writing signed by Nordic):

          10.1 Accuracy of Representations and Warranties. The representations and warranties of GoodNoise and Sub set forth in Section 4 shall be true on and as of the Closing with the same force and effect as if they had been made at the Closing and the conditions to Nordic's obligations set forth under Sections 10.1, 10.2, 10.3 and 10.4 shall have been satisfied. Nordic shall receive a certificate to such effect from an executive officer of GoodNoise.

          10.2 Covenants. GoodNoise and Sub shall have performed and complied with all of their covenants contained in this Agreement to be performed on or before the Closing, and GoodNoise shall deliver to Nordic a certificate executed by an executive officer of GoodNoise at Closing stating that such condition has been satisfied.

          10.3 No Litigation. No litigation or proceeding shall be threatened or pending against GoodNoise or Sub with the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement or which would have a material adverse effect on the business, liabilities, operations of GoodNoise following the Closing, taken as a whole, and Nordic shall receive a certificate to such effect signed by an executive officer of GoodNoise.

          10.4 Authorizations. Nordic shall have received from GoodNoise and Sub written evidence that the execution, delivery and performance of GoodNoise and Sub's obligations under this Agreement and the Agreement of Merger have been duly and validly approved and authorized by the Board of Directors of GoodNoise and Sub, respectively, and the shareholder of Sub.

          10.5 Government Consents. There shall have been obtained at or prior to the date of Closing such permits or authorizations, and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken, including, but not limited to, compliance with applicable state and federal securities laws.

          10.6 Employment Offers and Other Agreements. Kent Kiefer shall have entered into a non-compete agreement with GoodNoise in substantially the same form as attached hereto as Exhibit C, and an employment agreement in
                           ---------
substantially the form as attached hereto as Exhibit D.
                                             ---------

          10.7 Financing. GoodNoise shall have raised not less than $3,000,000 through the issuance of additional equity securities within ninety (90) days from the date of this Agreement.

          10.8 Payments. GoodNoise shall have made all payments due to Nordic or Kiefer pursuant to the terms of this Agreement or the Kiefer Employment Agreement prior to the Closing.

     11.  Conditions to GoodNoise and Sub's Obligations.

          GoodNoise's and Sub's obligations hereunder are subject to the fulfillment or satisfaction on and as of the Closing, of each of the following conditions (any one or more of which may be waived by GoodNoise, but only in a writing signed by GoodNoise):

          11.1 Accuracy of Representations and Warranties. The representations and warranties of Nordic contained in Section 3 and the Shareholders in Section 5 shall be true on and as of the Closing with the same force and effect as if they had been made at the Closing and the conditions to GoodNoise's and Sub's obligations set forth under Sections 11.1, 11.2, 11.3 and 11.4 shall have been satisfied. GoodNoise shall receive a certificate to such effect from an executive officer of Nordic.

          11.2 Covenants. Nordic and the Shareholders shall have performed and complied with all of their covenants set forth in this Agreement on or before the Closing.

          11.3 No Litigation. On and as of the Closing, no litigation or proceeding shall be threatened or pending against Nordic for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would have a material adverse effect on the business, liabilities, income, property, operations or prospects of Nordic subsequent to the Closing.

          11.4 Authorizations. GoodNoise shall have received from Nordic written evidence that (i) the execution, delivery and performance of this Agreement and the Agreement of Merger have been duly and validly approved and authorized by its Board of Directors and (ii) the Nordic Shareholders holding not less than 85% of the Nordic Shares shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby.

          11.5 No Adverse Development. There shall be no order, decree, or ruling by any court or Governmental Body or threat thereof or any other fact or circumstance, which might prohibit or render illegal or have a Material adverse effect on the business, prospects, liabilities, income, property, assets or operations of Nordic subsequent to the Closing. Nordic shall not have sustained a loss, whether or not insured, by reason of physical damage caused by fire, flood or earthquake, accident or other calamity which materially affects the Nordic Balance Sheet or its ability to carry on its business as proposed to be conducted, and which, in the judgment of GoodNoise, renders it inadvisable to proceed with the Closing. There shall have been no other event which, in the reasonable judgment of GoodNoise, has a material and adverse effect on Nordic's assets, business, liabilities, income, property, assets, prospects or operations subsequent to the Closing.

          11.6 Required Consents. GoodNoise shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by

GoodNoise's legal counsel to provide for the continuation in full force and effect of any and all contracts and leases of Nordic.

          11.7 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken, including, but not limited to, compliance with applicable state and federal securities laws.

          11.8 Employment Offers and Other Agreements. Kent Kiefer shall have entered into non-compete and employment agreements with GoodNoise in substantially the same form as attached hereto as Exhibits C and D.
                                                  -----------------

          11.9 Financing. GoodNoise shall have raised not less than $3,000,000 through the issuance of additional equity securities within ninety (90) days of the date upon which the last party hereto executed this Agreement.

          11.10 Emusic Acquisition. GoodNoise shall have closed (or shall close simultaneously with this Agreement) the acquisition of Creative Fulfillment, Inc.

          11.11 Disclosure Schedule. GoodNoise shall have been provided and approved the Nordic Disclosure Schedule, which approval shall not be unreasonably withheld.

     12. Condition Subsequent. As a condition to the continued ownership of Nordic by Good Noise, Good Noise shall have closed an aggregate of $5,000,000 or more in financing (including the $3,000,000 which is a condition to the Closing of this Agreement) within six months from the date of this Agreement and shall have paid the Cash Merger Consideration in the sum of $300,000 on the earlier of closing said $5,000,000 in financing or six months from the date hereof. Until such time as (i) GoodNoise has raised not less than $5,000,000 of additional financing (including the $3,000,000 which is a condition to the Closing of this Agreement) and (ii) GoodNoise has paid the Cash Merger Consideration, the GoodNoise Shares and Nordic Share shall remain in escrow pursuant to the terms of the Indemnity Escrow Agreement. In the event that GoodNoise has not satisfied the conditions of the preceding sentence (the "Conditions Subsequent") on or before the date six months following the date of this Agreement, the Nordic Shareholders, exercising the right by majority in interest, may elect to rescind the Merger and have returned to them all of the Nordic Shares and related assets of Nordic or exercise their rights under the Security Agreement. Such election to rescind shall be effective fifteen (15) days following written notice thereof from the Representative to GoodNoise, provided that GoodNoise shall have not satisfied the Conditions Subsequent prior to that time.

          12.1 Bankruptcy. During the period following the Closing and before the Conditions Subsequent are satisfied, GoodNoise agrees that it shall remain solvent and refrain from filing (voluntarily or involuntarily) for bankruptcy protection and shall make no assignment for the benefit of creditors. If GoodNoise files for bankruptcy protection, the Merger shall be deemed rescinded on the date immediately prior to the date of the bankruptcy filing.

          12.2 Non-Merger Consideration. It is expressly understood that if the Merger fails to close or is rescinded in accordance with the provisions of this Section, neither Nordic nor any Nordic Shareholder shall have any obligation to return any payment or other non-GoodNoise Share consideration or other payments received by such shareholder pursuant to the terms hereof and prior to the date of such rescinding.

     13.  Termination of Agreement.

          13.1 Mutual Agreement. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto.

          13.2 Failure to Fulfill Conditions. Either GoodNoise or Nordic may terminate this Agreement if the Merger has not been consummated within ninety
(90) days of the date of this Agreement (provided that the right to terminate this Agreement under this Section shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date). Any termination of this Agreement under this Section shall be effective by the delivery of notice of the terminating party to the other parties hereto.

          13.3 No Liability. Any termination of this Agreement pursuant to this Section shall be without further obligation or liability upon any party in favor of any other party hereto.

          13.4 Effect of Termination. The termination of the Agreement pursuant to this Section shall terminate all sections hereof other than Section 8.1.

     14.  Indemnification.

          14.1  Survival of Representations.

                (a) The representations and warranties made by Nordic and the Shareholders under Sections 3 and 5 hereof and the representations and warranties set forth in any certificate delivered by Nordic in connection with this Agreement shall survive the Closing and shall remain in full force and effect and shall survive until the end of the Indemnification Period and shall survive thereafter only with respect to any claims made prior to the end of the Indemnification Period.

                (b) The representations, warranties, covenants and obligations of Nordic, and the rights and remedies that may be exercised by the Indemnitees (as defined herein), shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

                (c) For purposes of this Agreement, each statement or other item of information set forth in the Nordic Disclosure Schedule shall be deemed to be a representation and warranty made by Nordic in this Agreement.

          14.2  Indemnification by Nordic Shareholders.

                (a) From and after the Closing Date, the Nordic Shareholders shall be jointly and severally liable for and shall hold harmless and indemnify GoodNoise and the Surviving Corporation (each an "Indemnitee") from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 3 or 5 hereunder or in any certificate delivered by Nordic in connection with this Agreement; (ii) any breach of any covenant or obligation of Nordic or the Shareholders hereunder or pursuant to any agreement delivered in connection herewith; or (iii) any Legal Proceeding relating to any inaccuracy, breach or expense of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section if such Indemnitee is the prevailing party in any such Legal Proceeding). The aggregate liability arising by reason of this Section shall not exceed the value of the GoodNoise Shares held in escrow pursuant to the terms of the Indemnity Escrow Agreement, even if the Damages exceed the value of such shares.

                (b) If the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) GoodNoise shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

          14.3 No Contribution. The Nordic Shareholders acknowledge and agree that they shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation which they have in their capacity as shareholders in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement or any certificate delivered by Nordic in connection with this Agreement.

          14.4 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against GoodNoise or against any other Person) with respect to which the Nordic Shareholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section, the procedure set forth below shall be followed.

                (a) Notice. GoodNoise shall give prompt written notice of the commencement of any such Legal Proceeding against GoodNoise or the Surviving Corporation for which indemnity may be sought; provided, however, that any failure on the part of GoodNoise to so notify Nordic shall not limit any of the obligations of Nordic under this Section unless the ability to defend such claim is materially prejudiced by such failure or delay.

The Indemnification Period shall be tolled solely with respect to a particular claim for the period beginning on the date the Nordic Shareholders receive written notice of that claim until the final resolution of such claim so long as such claim is made within the Indemnification Period.

                (b) Defense of Claim. The Indemnitee shall have the right to be represented by counsel of its choice and to defend or otherwise control the handling of any claim, or Legal Proceeding for which indemnity is sought; provided however that the choice of such counsel shall be subject to the approval of the Shareholder Representative, which approval shall not be unreasonably withheld. If the Indemnitee so proceeds with the defense of any such claim or Legal Proceeding:

                     (i) all expenses relating to the defense of such claim or Legal Proceeding (whether or not incurred by the Indemnitee) shall be borne and paid exclusively by the Nordic Shareholders;

                     (ii) the Nordic Shareholders shall make available to the Indemnitee any non-privileged documents and materials in the possession or control of the Nordic Shareholders that may be necessary to the defense of such claim or Legal Proceeding except for documents or materials which are sealed by a court order or are subject to a nondisclosure agreement prohibiting disclosure by the Nordic Shareholders;

                     (iii) the Indemnitee shall keep the Nordic Shareholders informed of all material developments and events relating to such claim or Legal Proceeding; and

                     (iv) the Nordic Shareholders shall have the right to participate in the defense of such claim or legal proceeding through the Shareholder Representative (including, if desired, obtaining counsel separate and apart from GoodNoise); provided that any such participation shall be at their sole cost and expense (including the costs of any such counsel); and

                     (v) the Indemnitee shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the written consent of the Nordic Shareholders; provided, however, that the Nordic Shareholders shall not unreasonably withhold such consent.

          14.5 Indemnity Escrow. As soon as practicable after the Effective Time, GoodNoise shall deposit into an escrow account (the "Indemnity Escrow") with a national bank or other financial institution reasonably acceptable to Nordic, as escrow agent (the "Indemnity Escrow Agent"), twenty percent (20%) of the GoodNoise Shares (the "Indemnity Escrow Holdback"). The Indemnity Escrow Holdback shall be withheld on a pro rata basis from the Nordic Shareholders who otherwise are entitled to such amounts at the Effective Time and shall be governed by the terms set forth herein and in an escrow agreement (the "Indemnity Escrow Agreement") in substantially the form attached hereto as Exhibit E. The Indemnity Escrow (but only up to a maximum of the total
----------
aggregate value of the Indemnity Escrow Holdback) shall be available to compensate the Indemnitees for any loss, to the extent of the amount of Damages that such Indemnitee has incurred and which are subject to indemnification hereunder.

     So long as the GoodNoise shares remain subject to escrow, the Shareholders shall have the right to vote said shares or give a proxy for the same. Furthermore, any distribution of money or property (including additional shares of GoodNoise equity) paid by GoodNoise on the Indemnity Escrow Holdback shall be added to the Indemnity Escrow Holdback and become subject to the Indemnity Escrow. Said additions shall thereafter be distributed to the Shareholders upon expiration of the Indemnity Escrow.

          14.6  Shareholder Representative.

                (a) By virtue of their approval of this Agreement, the Nordic Shareholders will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, Kent Kiefer (the "Shareholder Representative"), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement or the Indemnity Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to waive any terms and conditions of any such agreement, to give and receive notices and communications, to authorize delivery to GoodNoise of the Indemnity Escrow Holdback or other property from the Indemnity Escrow in satisfaction of claims by GoodNoise, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Indemnity Escrow from time to time upon not less than ten (10) days' prior written notice to GoodNoise. The Shareholder Representative shall receive no compensation for his services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Nordic Shareholders. This power of attorney is coupled with an interest and is irrevocable.

                (b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and not in a manner constituting gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Nordic Shareholders shall severally indemnify the Shareholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of such Shareholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

     15.  Miscellaneous.

          15.1 Governing Laws. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

          15.2 Binding upon Successors and Assigns. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

          15.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

          15.4 Entire Agreement. This Agreement, the exhibits and schedules hereto, the documents referenced herein, and the exhibits and schedules thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

          15.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

          15.6 Expenses. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto. In the event the Merger is consummated, all legal and accounting fees incurred by Nordic and the Nordic Shareholders in connection with the Merger shall be deemed to be expenses of the Nordic Shareholders, shall be borne by the Nordic Shareholders and shall not become obligations of Nordic, GoodNoise or the Surviving Corporation. The Nordic Shareholders shall make arrangements satisfactory to GoodNoise at or prior to the Closing for the satisfaction of such amounts.

          15.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

          15.8 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

          15.9 Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties hereto.

          15.10 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

          15.11 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

          15.12 Notices. Any notice provided for or permitted under this Agreement will be treated as having been received (a) when delivered personally,
(b) when sent by confirmed telex or telecopy, (c) one (1) day following when sent by commercial overnight courier with written verification of receipt, or
(d) three (3) days following when mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section:

                         Nordic:            Nordic Entertainment Worldwide, Inc.
                                            2512 Jefferson Street
                                            Napa, California 94558

                         With copy to:      W.R. Johnson, Esq.
                                            GOFF JOHNSON, LLP
                                            12424 Wilshire Boulevard, Suite 1120
                                            Los Angeles, California  90025
                                            Facsimile: (310) 979-3110

                         GoodNoise or Sub:  GoodNoise Corporation
                                            719 Colorado Avenue
                                            Palo Alto, California  94306
                                            Attention:  Gene Hoffman

                             With copy to:     Gray Cary Ware & Freidenrich LLP
                                               400 Hamilton Avenue
                                               Palo Alto, CA 94301
                                               Facsimile:  (650) 327-3699
                                               Attention:  Peter M. Astiz, Esq.

          15.13  Time.  Time is of the essence of this Agreement.

          15.14 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

          15.15 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 15.15.

          15.16 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

          15.17 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          15.18 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement .

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                                      42

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

GOODNOISE CORPORATION                            NORDIC ENTERTAINMENT
                                                 WORLDWIDE, INC.

By: /s/                                          By: /s/
   --------------------------                       ---------------------------

GNA CORPORATION                                  SHAREHOLDERS:


By: /s/                                          By: /s/
   --------------------------                       ---------------------------
                                                 Kent Kiefer


           [SIGNATURE PAGE FOR AGREEMENT AND PLAN OF REORGANIZATION]